Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Oct-03	Sep-03	Aug-03
Yield	14.47%	15.40%	16.37%
Less: Coupon	1.97%	1.94%	1.96%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.57%	5.59%	5.57%
Excess Spread	5.43%	6.37%	7.34%

Three Month Average Excess Spread	6.38%	6.81%	7.12%

Delinquency:
30 to 59 days	1.26%	1.28%	1.20%
60 to 89 days	0.90%	0.89%	0.85%
90 + days	1.90%	1.88%	1.85%
Total	4.06%	4.05%	3.90%

Payment Rate	18.93%	17.74%	19.55%